Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports first quarter earnings of $0.20 per share

•	Diluted earnings per share for the first quarter of 2013 was 20 cents, unchanged from the fourth quarter of 2012 and a 5.3 percent increase from the first quarter of 2012.

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The provision for credit losses was $15.0 million for the first quarter of 2013, a $2.5 million, or 14.3 percent, decrease compared to the fourth quarter of 2012 and a $13.0 million, or 46.4 percent, decrease from the first quarter of 2012. Non-performing loans decreased $2.4 million, or 1.1 percent, in comparison to December 31, 2012 and $75.3 million, or 26.5 percent, in comparison to March 31, 2012.

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Net interest income for the first quarter of 2013 decreased $2.6 million, or 1.9 percent, compared to the fourth quarter of 2012. Net interest margin decreased 10 basis points, or 2.7 percent, to 3.55 percent.

•	Average interest-earning assets increased $362.9 million, or 2.4 percent, in comparison to the fourth quarter of 2012, with average loans increasing $254.3 million, or 2.1 percent.

•	Non-interest income decreased $12.3 million, or 20.6 percent, in comparison to the fourth quarter of 2012, while non-interest expense decreased $5.6 million, or 4.8 percent.

•	Approximately 4.2 million shares were repurchased during the first quarter of 2013, with approximately 3.8 million shares remaining authorized for repurchase under the current share repurchase plan.

(April 16, 2013) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $39.2 million, or 20 cents per diluted share, for the first quarter ended March 31, 2013, compared to $40.2 million, or 20 cents per diluted share, for the fourth quarter of 2012.
“Since growing earning assets is one of our strategic priorities, we were pleased to see a continuation of our solid loan growth in the first quarter,” said E. Philip Wenger, Chairman, CEO and President. “Other expenses were down from the fourth quarter, which helped us to reduce the impact of slower residential mortgage activity and correspondingly lower mortgage sales gains. Overall asset quality continued to show improvement, allowing us to again reduce the provision for credit losses.

During the quarter, we continued to buy back our stock under the current share repurchase program which expires on June 30 of this year.”

Asset Quality
Non-performing assets were $232.5 million, or 1.39 percent of total assets, at March 31, 2013, compared to $237.2 million, or 1.43 percent of total assets, at December 31, 2012 and $317.5 million, or 1.92 percent of total assets, at March 31, 2012. The $4.7 million, or 2.0 percent, decrease in non-performing assets in comparison to the fourth quarter of 2012 was primarily due to a decrease in other real estate owned (OREO) and decreases in non-performing commercial loans, partially offset by increases in non-performing residential mortgages and commercial mortgages.
Annualized net charge-offs for the quarter ended March 31, 2013 were 0.62 percent of average total loans, compared to 0.91 percent for the quarter ended December 31, 2012 and 0.94 percent for the quarter ended March 31, 2012. The allowance for credit losses as a percentage of non-performing loans was 106.2 percent at March 31, 2013, as compared to 106.8 percent at December 31, 2012 and 90.9 percent at March 31, 2012.

Net Interest Income and Margin
Net interest income for the first quarter of 2013 decreased $2.6 million, or 1.9 percent, from the fourth quarter of 2012. The net interest margin decreased 10 basis points, or 2.7 percent, from 3.65 percent in the fourth quarter of 2012 to 3.55 percent in the first quarter of 2013. Average yields on interest-earning assets decreased 15 basis points, while the decline in the average costs of interest-bearing liabilities was 7 basis points.

Average Balance Sheet
Total average assets for the first quarter of 2013 were $16.5 billion, an increase of $346.0 million, or 2.1 percent, from the fourth quarter of 2012.
Average loans, net of unearned income, increased $254.3 million, or 2.1 percent, for the first quarter of 2013 in comparison to the fourth quarter of 2012.

	Quarter Ended		Increase (decrease)
	Mar 31, 2013	Dec 31, 2012	$	%
	Dollars in thousands
Loans, by type:
Real estate - commercial mortgage	$4,666,494	$4,623,158	$43,336	0.9%
Commercial - industrial, financial, and agricultural	3,662,566	3,559,171	103,395	2.9%
Real estate - home equity	1,662,173	1,611,868	50,305	3.1%
Real estate - residential mortgage	1,283,168	1,223,962	59,206	4.8%
Real estate - construction	591,338	593,351	(2,013)	(0.3)%
Consumer	305,480	306,350	(870)	(0.3)%
Leasing and other	86,061	85,084	977	1.1%
Total Loans, net of unearned income	$12,257,280	$12,002,944	$254,336	2.1%
Total average liabilities increased $351.8 million, or 2.5 percent, from the fourth quarter of 2012, due primarily to a $543.8 million, or 111.4 percent, increase in short-term borrowings, partially offset by a $181.2 million, or 1.4 percent, decrease in average deposits.

	Quarter Ended		Increase (decrease)
	Mar 31, 2013	Dec 31, 2012	$	%
	Dollars in thousands
Deposits, by type:
Noninterest-bearing demand	$2,968,777	$2,955,208	$13,569	0.5%
Interest-bearing demand	2,705,835	2,684,063	21,772	0.8%
Savings deposits	3,334,305	3,399,423	(65,118)	(1.9)%
Total demand and savings	9,008,917	9,038,694	(29,777)	(0.3)%
Time deposits	3,321,309	3,472,692	(151,383)	(4.4)%
Total Deposits	$12,330,226	$12,511,386	$(181,160)	(1.4)%

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $14.5 million, or 24.5 percent, in comparison to the fourth quarter of 2012. In December 2012, the Corporation's wholly owned subsidiary, Fulton Bank, N.A., sold its Global Exchange Group division (Global Exchange) for a gain of $6.2 million. Global Exchange provided international payment solutions. As a result of this sale, foreign currency processing revenue, included as a component of other service charges and fees on the condensed consolidated statements of income, decreased $2.3 million, or 86.4 percent, in the first quarter of 2013. Also contributing to the decrease in non-interest income was a $4.6 million decrease in mortgage banking income due to a decrease in new loan commitments and pricing spreads and a $1.5 million decrease in service charges on deposit accounts.

Non-interest Expense
Non-interest expense decreased $5.6 million, or 4.8 percent, in the first quarter of 2013 compared to the fourth quarter of 2012. During the fourth quarter of 2012, the Corporation prepaid approximately $20 million of Federal Home Loan Bank (FHLB) advances, incurring a $3.0 million prepayment penalty. Also contributing to the decrease in non-interest expense was a $1.3 million decrease in other outside services.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation's investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation's financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many factors could affect future financial results including, without limitation:

•	the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand;

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the effect of market interest rates, particularly a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income;

•	the effect of competition on rates of deposit and loan growth and net interest margin;

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increases in non-performing assets, which may require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets;

•	non-interest income growth, including the impact of potential regulatory changes;

•	investment securities gains and losses, including other-than-temporary declines in the value of securities which may result in charges to earnings;

•	the level of non-interest expenses, including salaries and employee benefits expenses, operating risk losses, amortization of intangible assets and goodwill impairment;

•	the impact of increased regulatory scrutiny of the banking industry;

•	the increasing time and expense associated with regulatory compliance and risk management;

•	the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd-Frank Act;

•	capital and liquidity strategies, including the expected impact of the capital and liquidity requirements proposed by the Basel III standards;

•	operational risk, i.e. the risk of loss resulting from human error, inadequate or failed internal processes and systems, outsourcing arrangements, compliance and legal risk and external events; and

•	acquisition and growth strategies, including the impact of a less robust merger and acquisition environment in the banking industry and increased regulatory scrutiny.

For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation's filings with the Securities and Exchange Commission.